EXHIBIT 99.1
Kingold Jewelry, Inc. Reports Record Second Quarter 2011 Results

-- For 2011, Company raises full year revenue guidance to between $800 million and $850 million and full year earnings guidance to between $32 million and $34 million --

WUHAN CITY, CHINA, August 8, 2011 – Kingold Jewelry, Inc. (“Kingold” or the “Company”) (NASDAQ: KGJI), one of China’s leading manufacturers and designers of 24-karat gold jewelry and ornaments, today announced financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Highlights

•	Revenue increased 133.8% to $252.1 million from $107.8 million in second quarter 2010
•	Gross profit rose 78.0% to $12.5 million from $7.0 million in second quarter 2010
•	Net income attributable to common stockholders grew 95.4% to $8.4 million, or $0.16 per diluted share, from $4.3 million, or $0.10 per diluted share, in second quarter 2010
•	In April 2011, Kingold opened a new showroom and distribution center in Shenzhen, a major jewelry hub in Southern China
•	In May 2011, Kingold launched a new showroom and distribution center in Beijing, which will serve as the Company’s primary distribution hub in Northern China

“This quarter we continued to achieve robust organic revenue and earnings growth, while   working closely with our financial institution clients to conduct successful trials of our investment-oriented gold line, for which we anticipate a strong revenue ramp up in the second half of 2011. During the quarter we also significantly expanded our geographic coverage of China with the launch of distribution hubs in Shenzhen and Beijing,” said Mr. Zhihong Jia, Kingold's Chairman and CEO. “Finally, we continue to see healthy demand for our traditional jewelry products and above average performance from our premium branded Mgold jewelry line, reinforcing our optimism for the seasonally strong second half of 2011.”

Second Quarter 2011 Results

Second quarter 2011 revenue increased 133.8% to $252.1 million from $107.8 million for the same period of 2010. Of the $144.3 million year-over-year revenue increase, approximately $125.2 million was due to higher volume and approximately $19.1 million was attributable to higher gold prices. In the second quarter of 2011, the Company produced 10.14 metric tons of 24-karat gold products compared to 5.76 metric tons in the same period of 2010.  The year-over-year increase in second quarter 2011 revenue primarily reflects higher sales to existing customers, incremental jewelry sales to new wholesalers, and expanded geographic coverage in China, fueled by more working capital expanded distribution network.

Second quarter 2011 gross profit grew to $12.5 million, up 78.0% from $7.0 million for the same period of 2010. Gross margin declined to 4.9% in second quarter 2011 from 6.5% in second quarter 2010, primarily reflecting a shift in volume mix to Branded Production (which utilizes Company purchased gold and the cost of gold is recognized as part of sales) from Customized Production (which utilizes customer supplied gold and the cost of gold is not recognized as part of sales). Customized Production fee revenue is presented in the Company’s financial statements net of cost of gold and therefore exhibits significantly higher gross margin than Branded Production revenue.

Branded Production represented approximately 5.75 metric tons, or 56.7% of total volume during second quarter 2011, compared to roughly 2.99 metric tons, or 51.9% of total volume during second quarter 2010. The shift in volume mix to Branded Production reflects the Company’s utilization of approximately $20 million in working capital raised in its January 2011 follow-on offering to purchase a large amount of additional gold in February and March. The Company expects the balance between Branded and Customized Production to migrate to historical levels throughout the remainder of the year as the impact of the Company’s larger-than-normal gold purchase in the first quarter subsides.

Second quarter 2011 operating expenses decreased by 12.0% to $0.7 million, compared to $0.8 million in the same period last year, primarily reflecting a $0.1 million reduction in selling general and administrative expenses.

Operating income increased 89.2% to $11.8 million, or 4.7% of revenue, from $6.2 million, or 5.8% of revenue, in the second quarter of 2010.

Net income attributable to common shareholders increased 95.4% to $8.4 million, or $0.16 per diluted share, as compared to $4.3 million, or $0.10 per diluted share, in the second quarter of 2010.

Six Months 2011 Results

In the first half of 2011 revenue increased 143.4% to $409.8 million from $168.4 million in the same period of 2010. Of the $241.5 million year-over-year revenue increase, approximately $211.2 million was due to higher volume and $30.3 million was attributable to higher gold prices. During the first half of 2011, the Company produced 17.7 metric tons of 24-karat gold products compared to 11.7 metric tons in the same period of 2010.

Gross profit during the first half of 2011 grew 64.6% to $21.4 million from $13.0 million in the same period of 2010. Gross margin declined to 5.2% in the first half of 2011 from 7.7% in the same period of 2010, primarily reflecting a shift in volume mix toward Branded Production from Customized Production. Branded Production represented 9.55 metric tons, or 54.1% of total volume during the first six months of 2011, as compared to 4.69 metric tons, or 40.1% of total volume during the same period in 2010.

Operating expenses during the first half of 2011 increased by 67.9% to $2.0 million, compared to $1.2 million in the same period of 2010, primarily reflecting $0.6 million of incremental selling general and administrative expenses, mainly as a result of expenses related to operating a NASDAQ listed company (such as listing fees, insurance fees, and professional service fees) as well as $0.2 million of additional stock compensation expense.

Operating income increased 64.2% to $19.4 million, or 4.7% of revenue, from $11.8 million, or 7.0% of revenue, during the first six months of 2010.

Net income attributable to common stockholders increased 66.0% to $13.7 million, or $0.27 per diluted share, as compared to $8.3 million, or $0.19 per diluted share, in the first six months of 2010.

Financial Condition

As of June 30, 2011, Kingold had $5.5 million in cash and cash equivalents, $96.9 million in working capital and a current ratio of 21.4. Total stockholders’ equity was $108.2 million on June 30, 2011, up 50.1% from $72.1 million at the end of 2010. Accounts receivable totaled $1.0 million at June 30, 2011, compared to $1.2 million at December 31, 2010. The Company used $18.7 million in cash flow for operating activities for the six months ended June 30, 2011, compared to cash flow used in operating activities of $2.8 million for the six months ended June 30, 2010.  Cash flow from operations in the first half of 2011 was negatively impacted by the timing of a large purchase of 24-karat gold raw material inventory, funded with proceeds from the Company’s follow-on offering in January 2011, to meet strong ongoing customer demand.

Business Outlook

Based on the Company’s performance during the first half of 2011 and management’s current outlook for the remainder of the year, the Company has increased its full year 2011 revenue guidance to a range of between $800 million and $850 million, up from prior guidance of between $720 million and $780 million. The Company also has raised its full year 2011 net income guidance to a range of between $32 million and $34 million, up from prior guidance of between of $30 million and $32 million.  The Company’s new guidance assumes, among other things, relatively stable gold prices for the remainder of the year, no additional capital raises in 2011, and meaningful contribution from its new line of investment-oriented gold products in the second half of 2011.

“Our performance in the first half of 2011 reinforces our optimism for another year of strong organic growth at Kingold,” commented Mr. Jia. “We continue to see above average growth prospects for our popular Mgold jewelry portfolio and for our new line of investment oriented gold products, both of which are higher margin revenue streams. Furthermore, we expect to reap benefits from an expanding distribution network. In April 2011, we celebrated the opening of our new showroom and distribution center in Shenzhen, the heart of China’s jewelry industry, and in May 2011 we opened a northern distribution hub in Beijing, the capital of China. We believe that these and other initiatives will help build Kingold into China’s leading designer and manufacturer of 24-karat gold jewelry and 24-karat gold investment-oriented products.”

Conference Call

Kingold will conduct a conference call at 8:30 a.m. Eastern Daylight Time (EDT) on Tuesday, August 9, 2011, to discuss second quarter 2011 financial results.  Hosting the call will be Mr. Zhihong Jia, Chairman and Chief Executive Officer, Mr. Bin Zhao, General Manager, and Mr. Bin Liu, Chief Financial Officer.

The conference call can be accessed by dialing 866-759-2078 (U.S. and Canada callers) or 706-643-0585 (international callers) and entering the conference ID 88761404 approximately five to ten minutes prior to the call. A replay will be available for two weeks starting on Tuesday, August 9, 2011 at 11:30 a.m. EDT by dialing 855-859-2056 (U.S. and Canada callers) or 404-537-3406 (international callers) and entering the conference replay ID 88761404.

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, China's fourth largest city, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry and ornaments sold by weight. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. Sales have grown from $29 million in FY 2006 to $523 million in FY 2010 with net income attributable to common stockholders growing from $1.3 million to $18.2 million over the same period. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements, including our 2011 business outlook, are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties, and readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-Financial Tables Follow-

KINGOLD JEWELRY INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN US DOLLARS)
(UNAUDITED)

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010

NET SALES	$252,110,375	$107,843,982	$409,822,842	$168,356,310

COST OF SALES
Cost of sales	(239,331,156)	(100,568,471)	(387,792,284)	(154,782,581)
Depreciation	(321,430)	(276,269)	(606,637)	(555,084)
Total cost of sales	(239,652,586)	(100,844,740)	(388,398,921)	(155,337,665)

GROSS PROFIT	12,457,789	6,999,242	21,423,921	13,018,645

OPERATING EXPENSES
Selling, general and administrative expenses	606,674	742,564	1,760,706	1,125,566
Stock compensation expenses	72,500		195,000
Depreciation	198	29,614	32,112	56,277
Amortization	2,908	2,769	5,781	5,538
Total Operating Expenses	682,280	774,947	1,993,599	1,187,381

INCOME FROM OPERATIONS	11,775,509	6,224,295	19,430,322	11,831,264

OTHER INCOME (EXPENSES)
Other income	18,007	2,294	18,007	4,052
Interest income	-	1,126	-	2,307
Interest expense	(35,660)	(116,250)	(119,308)	(232,910)
Fees to guarantor of short term loans	-	(18,318)	-	(36,626)
Other expenses		-	-	-
Total Other Expenses, net	(17,653)	(131,148)	(101,301)	(263,177)

INCOME FROM OPERATIONS BEFORE TAXES	11,757,856	6,093,147	19,329,020	11,568,087

PROVISION FOR INCOME TAXES	(2,968,290)	(1,590,197)	(4,993,894)	(2,946,095)

NET INCOME	$8,789,566	$4,502,950	$14,335,126	$8,621,992
Less: net income attribute to the noncontrolling interest	(379,767)	(198,934)	(633,170)	(369,084)

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$8,409,799	$4,304,016	$13,701,956	$8,252,908

OTHER COMPREHENSIVE INCOME
Total foreign currency translation gains	1,388,519	393,852	2,044,668	453,174
Less: foreign currency translation gains attributable to noncontrolling interest	(29,395)	(7,754)	(44,904)	(9,155)
Foreign currency translation gains attributable to common stockholders	1,359,124	386,098	1,999,764	444,019

COMPREHENSIVE INCOME	$9,768,923	$4,690,114	$15,701,720	$8,696,927

Earnings per share
Basic	0.17	0.10	$0.28	0.20
Diluted	0.16	0.10	$0.27	0.19
Weighted average number of shares
Basic	49,894,874	41,766,404	49,081,372	41,766,404
Diluted	50,998,367	44,469,481	50,512,081	44,469,481

KINGOLD JEWELRY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN US DOLLARS)

	June 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$5,544,671	$9,151,536
Restricted cash	-	-
Accounts receivable	999,803	1,165,760
Inventories	89,469,020	55,426,830
Other current assets and prepaid expenses	47,455	72,215
Deferred offering costs	-	666,364
Value added tax recoverable	5,585,593	3,853,647
Total Current Assets	101,646,541	70,336,352

PROPERTY AND EQUIPMENT, NET	13,034,637	13,332,416

OTHER ASSETS
Other assets	149,364	146,222
Intangible assets, net	508,801	503,824
Total other assets	658,165	650,046
TOTAL ASSETS	$115,339,343	$84,318,814

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$-	$-
Short term loans	$-	$6,058,486
Related party Loan	928,300	-
Other payables and accrued expenses	757,895	1,715,431
Income tax payable	2,989,975	2,185,112
Other taxes payable	79,762	545,221
Total Current Liabilities	4,755,932	10,504,250

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 500,000 shares authorized, none issued or outstanding as of June 30, 2011 and December 31, 2010	-	-
Common stock $0.001 par value, 100,000,000 shares authorized, 49,903,666 and 42,531,994 shares issued and outstanding as of June 30, 2011 and December 31, 2010	49,904	42,532
Additional paid-in capital	52,283,515	31,901,832
Retained earnings
Unappropriated	47,383,726	33,744,244
Appropriated	1,030,017	967,543
Accumulated other comprehensive income	7,409,640	5,409,876
Total Stockholders' Equity	108,156,802	72,066,027

Noncontrolling interest	2,426,609	1,748,536
Total Equity	110,583,411	73,814,563
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$115,339,343	$84,318,813

KINGOLD JEWELRY, INC.
NOTES TO CONDENSED CONSOLIDATED STATEMENT  OF CASH FLOWS
(IN US DOLLARS)
(UNAUDITED)

	For the six months ended June 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$14,335,126	$8,621,992
Adjusted to reconcile net income to cash provided by (used in) operating activities:
Depreciation	638,749	611,361
Amortization of intangible assets	5,781	5,538
Share based compensation	195,000	-
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	188,819	237,022
Inventories	(32,475,123)	(12,822,975)
Other current assets and prepaid expenses	47,859	(110,191)
Value added tax recoverable	(1,630,262)	188,703
Increase (decrease) in:
Other payables and accrued expenses	(260,449)	379,370
Income tax payable	749,234	285,799
Other taxes payable	(471,711)	(192,738)
Value added tax payable	-	-
Net cash (used in) operating activities	(18,676,977)	(2,796,119)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(61,185)	(16,198)
Net cash (used in) investing activities	(61,185)	(16,198)

CASH FLOWS FROM FINANCING ACTIVITIES
Restricted cash	-	1,465,044
Proceeds from bank loans	-	5,860,174
Repayments of bank loans	(6,117,812)	(5,860,174)
Proceeds from related party loan	2,141,234
Repayments of related party loan	(1,223,562)
Net proceeds from stock issuance in public offering	20,144,255	-
Net proceeds from exercise of warrants	49,800
Net cash provided by financing activities	14,993,915	1,465,044

EFFECT OF EXCHANGE RATES ON CASH & CASH EQUIVALENTS	137,382	26,407

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,606,865)	(1,320,867)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	9,151,536	7,964,120

CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,544,671	$6,643,253

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expense	$120,416	$232,910
Cash paid for income tax	$4,244,660	$2,705,810